Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Exterran Partners, L.P.’s Registration Statements No. 333-148181, No. 333-164258 and No. 333-177505 on Form S-3, and Registration Statement No. 333-149639 on Form S-8 of our reports dated February 26, 2013, relating to the consolidated financial statements and financial statement schedule of Exterran Partners, L.P. and the effectiveness of Exterran Partners, L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Exterran Partners, L.P. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 26, 2013